Exhibit 99.1

FOR IMMEDIATE RELEASE:

MOLSON COORS BREWING COMPANY NAMES BRIAN GOLDNER

TO BOARD OF DIRECTORS

DENVER, Colo. (November 18, 2010) — Molson Coors Brewing Company (NYSE: TAP) today announced that leading consumer goods executive Brian Goldner will join its Board of Directors effective immediately.  Goldner is President and Chief Executive Officer at Hasbro, Inc. (NYSE:HAS), a $4.1 billion dollar, multi-national, branded play business.  In his 10-year career at Hasbro, Goldner has played an integral role in building brands and driving the global expansion of the company’s operations.

“We welcome Brian to our board and look forward to benefitting from his extensive global growth experience,” said Peter Coors, Chairman of Molson Coors Brewing Company. “His proven ability to grow multi-brand international companies will be a valuable asset in our continued pursuit to become a top global brewer.”

In December of 2008, Goldner was named CEO of the Year by Dow Jones/MarketWatch and was referred to as “Hasbro’s Chief Transformer.”  Prior to his career at Hasbro, Goldner served as Executive Vice President and Chief Operating Officer at Japanese toy maker Bandai America, where he was responsible for doubling the sales of the company over a three-year period. Earlier in his career, Goldner served in various account leadership roles at J. Walter Thompson and Leo Burnett Advertising.

Goldner joins the Board of Directors as the company’s ninth independent director following a search to replace Pam Patsley, who stepped down as a director in December 2009. The Molson Coors Board of Directors comprises fourteen directors.

About Molson Coors Brewing Company

Molson Coors Brewing Company is a leading global brewer delivering extraordinary brands that delight the world’s beer drinkers. It brews, markets and sells a portfolio of leading premium brands such as Coors Light, Molson Canadian, Carling, Blue Moon, and Keystone Light across North America, Europe and Asia. It operates in Canada through Molson Coors Canada; in the U.S. through MillerCoors; and in the U.K. and Ireland through Molson Coors UK. For more information on Molson Coors Brewing Company and our portfolio of brands, visit the company’s website, www.molsoncoors.com.

Media Contact:

Colin Wheeler

(303) 927-2443

Colin.wheeler@molsoncoors.com

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